EXHIBIT 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between Panther II Transportation, Inc. (the “Company”), an Ohio corporation with its principal place of business at Medina, Ohio and Andrew Clarke of Greenville, Tennessee (the “Executive”), effective as of the 23rd day of May, 2006.

WHEREAS, the Company provides expedited transportation services for time critical shipments and offers direct service to and from customer locations in the continental United States;

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term of two (2) years, commencing on the effective date hereof, and shall renew automatically thereafter for successive terms of one year each. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President, reporting to the Chief Executive Officer of the Company (the “CEO”).

(b) In addition, and without further compensation, the Executive shall serve as a member of the board of directors (the “Board”) of Panther Expedited Services, Inc. (“Holdings”) and shall also serve as a director and/or officer of one or more of the Company’s other Affiliates if so elected or appointed from time to time. The Executive agrees that, upon written request of the Board, he promptly will resign his membership on the Board and any other director or officer positions which he holds with any Affiliates at the time his employment with the Company terminates, regardless of the reason for such termination.

(c) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, as well as such other duties and responsibilities on behalf of the Company and its Affiliates reasonably related to his position, as may be designated from time to time by the CEO or the Board or by its designee. The Executive’s duties shall include without limitation provision of initial direction and leadership to the Company across financial, strategic planning, regulatory, investor relations and other areas as directed by the CEO and the Board. His direct reports shall include the functional heads of Sales and Marketing and Finance as well as the Company’s Chief Operating Officer (who in turn will have Operations, Corporate Services, Human Resources and Information Technology as direct reports).

(d) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except that the Executive (i) may continue to serve as a member of the board of directors of Pacer International, Inc. and (ii) may engage in such other business activities or serve in such industry, trade, professional, governmental or academic position as may be expressly approved in advance by the Board in writing, it also being agreed that if subsequently the Board reasonably determines that any activity described in clauses (i) or (ii) does detract from the Executive’s performance or give rise to a conflict of interest, the Executive shall cease such activity.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual review by the Board, and to increase from time to time in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Bonus Compensation.

(i) For each fiscal year completed during the term hereof, the Executive shall be considered by the Board for an annual bonus (the “Annual Bonus”). The Executive’s target bonus shall be equal to Fifty Percent (50%) of the Base Salary, with the actual amount of the Annual Bonus to be determined by the Board based on its assessment of the Executive’s performance and that of the Company against appropriate and reasonably obtainable goals established annually by the Board after consultation with the Executive, which Annual Bonus, if any, shall be payable not later than two and one-half months following the end of the fiscal year for which such Annual Bonus was earned. Any Annual Bonus paid to the Executive shall be in addition to the Base Salary. Except as otherwise expressly provided in Section 4(b)(ii) and Section 5 of this Agreement, the Executive shall not be eligible to earn an Annual Bonus for any period of service of less than a full year. The Board may delegate some or all of its obligations hereunder to a committee of the Board.

(ii) For the 2006 fiscal year only, the Executive shall be guaranteed to receive an Annual Bonus without pro-ration and at target; provided, however, that such Annual Bonus shall be applied in its entirety on July 1, 2006 or as soon thereafter as is practical, to the purchase on behalf of the Executive of Four Thousand, One Hundred and Ten (4110) shares of the common stock of Holdings at a price per share of Thirty Dollars and Forty-One Cents ($30.41), as determined by Houlihan Lokey, which shares may not be sold prior to September 4, 2007.

(c) Stock Options.

(i) Promptly following the date the Executive commences employment hereunder, the Company shall grant to the Executive an option to purchase Thirty-Seven Thousand, Five Hundred (37,500) shares of the common stock of Holdings at an exercise price of Thirty Dollars and Forty-One Cents ($30.41) per share, as determined by Houlihan Lokey (the “Option”). The Option and the shares which are subject to the Option shall be subject to the terms and conditions, including vesting and forfeiture provisions, of the PTHR Holdings, Inc. 2005 Stock Option Plan, the Amended and Restated Stockholders Agreement of Holdings dated as of January 11, 2006 between Holdings and its stockholders and a stock option certificate, copies of which have been provided to the Executive, and each as may be amended from time to time.

(ii) In addition to granting the Executive the right to purchase common stock of Holdings under Section 4(b)(ii) hereof and granting him the Option, the Company shall offer the Executive the opportunity to purchase on July 1, 2006 or as soon thereafter as is practical, Sixteen Thousand, Four Hundred and

Forty-Two (16,442) shares of the common stock of Holdings at a price per share of Thirty Dollars and Forty-One Cents ($30.41), as determined by Houlihan Lokey, which shares, if the Executive exercises his right to purchase them, may not be sold prior to September 4, 2007.

(iii) Except as provided in accordance with Section 4(b)(ii) and Sections 4(c)(i) and 4(c)(ii), the Executive shall not be eligible to receive any other stock options, restricted stock or other equity of Holdings, whether under an equity incentive plan or otherwise, except as expressly authorized for him individually by the Board, or a delegated committee thereof properly charged with the authority to administer such plan, in its discretion. Prior to issuing the Option or any other equity to the Executive, Holdings may require that the Executive provide such representations regarding the Executive’s sophistication and investment intent and other such matters as Holdings reasonably may request.

(d) Vacations. During the term hereof, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The earning and use of vacation shall otherwise be governed by the policies of the Company, as in effect from time to time; provided, however, that in the event that such policies do not permit any vacation accrued to be carried forward from one year to the next, then the Executive shall be entitled each year during the term hereof to elect to use some or all of his annual vacation allotment in advance of its accrual, subject to his reimbursement of the Company for any vacation used but unearned due to termination of employment prior to the end of the year.

(e) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(g) Relocation Expenses. The Company will pay or reimburse, consistent with Company policy, all reasonable and customary moving expenses incurred by the Executive to the extent mutually agreed with the CEO of the Company. The Executive shall not be eligible to receive any gross-up from the Company for taxes incurred by the Executive as a result of payments and reimbursements by the Company hereunder.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used during the calendar year in which termination occurs, through the date of termination, (iii) any Annual Bonus earned for the fiscal year prior to that in which termination occurs, but unpaid on the date of termination and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company will pay to the beneficiary designated by the Executive in writing or, if none, to his estate, an Annual Bonus for the fiscal year in which termination occurs determined by multiplying the Executive’s target bonus by a fraction, the numerator of which is the number of calendar days from the first day of the fiscal year through the date of termination and the denominator of which is the number of calendar days in the fiscal year in which termination occurs (a “Final Bonus”), which Final Bonus shall be payable no later than the date bonus compensation for the fiscal year in which termination occurs is paid to executives of the Company generally. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and a Final Bonus.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to determine whether the Executive is so disabled. If the physician selected by the Company and the treating physician of the Executive disagree on whether the Executive is so disabled, they shall mutually select a third physician to examine the Executive, whose determination shall, for purposes of this Agreement, be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to a medical examination by the physician selected by the Company or to the medical examination of the third physician selected in accordance with this provision, the Company’s determination of the issue, in the former circumstance, and the determination of the physician selected by the Company, in the latter circumstance, shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s material failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates;

(ii) Material breach by the Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates; or

(iii) Other conduct by the Executive that could be materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. Upon the occurrence of such termination, then, in addition to any Final Compensation due him and any Final Bonus, the Company will provide the Executive the following:

(i) For twelve (12) months immediately following the date of termination, the Company will provide the Executive monthly severance pay equal to one-twelfth of the Base Salary, without offset for other earnings.

(ii) In the event that the Executive and his qualified beneficiaries are eligible to elect, and do elect, continued participation in the Company’s group medical plan and any dental, vision or other plan offered by the Company in which they may continue participation under the federal law known as COBRA (collectively, the “Health Plans”), then the Company, at its option, will pay or reimburse the Executive monthly the premium cost of his participation and that of his qualified beneficiaries in the Health Plans until the earliest to occur of (i) the expiration of twelve (12) months immediately following the date of termination, (ii) the date the Executive becomes eligible for participation in the corresponding plans of a new employer or (iii) the date the Executive is no longer eligible for continued participation in the Health Plans under COBRA. The Executive agrees to provide promptly information sufficient for the Company to determine its obligations hereunder.

Notwithstanding anything to the contrary contained in this Section 5(d), any obligation of the Company to the Executive hereunder is conditioned on the Executive signing and returning to the Company a timely and effective release of claims in the form attached to this Agreement as Exhibit A (the “Release of Claims”). The Release of Claims, which is required for separation benefits in accordance with Section 5(d) or Section 5(e), creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it. Severance payments to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to next business day following the date of termination.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason, provided that he gives such notice within thirty (30) days from the date the Executive became aware (or the date the Executive reasonably should have become aware) of the occurrence, without the Executive’s express written consent, of any of the events constituting Good Reason, and provided further that, in the case of any event which is capable of being cured, the Company shall have failed to effect a cure within twenty (20) days following its receipt of such notice. The following shall constitute Good Reason for termination by the Executive:

(i) Removal of the Executive, without his consent, from the position of President of the Company (or a successor corporation) or as a director of the Board;

(ii) Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute “Good Reason”; or

(iii) Material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4(a) and Section 4(e) hereof or reduction of the Executive’s target bonus below that set forth in Section 4(b)(i) hereof.

In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of a timely and effective Release of Claims.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of such period). The Company shall have no further obligation to the Executive hereunder, other than for any Final Compensation due to him.

(h) Timing of Payments. If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as reasonably determined by the Company, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) The Company’s payment of amounts due to the Executive under, and its compliance with the terms of, the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b) Except for any right of the Executive to continue participation in the Health Plans in accordance with applicable law, the Executive’s participation in the Company’s Employee Benefit Plans shall terminate pursuant to the terms of those Employee Benefit Plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) or 5(f) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), 5(e) or 5(f) (with respect to pay for notice waived), no compensation is earned after termination of employment.

7. Confidentiality and Intellectual Property.

(a) Confidential Information. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the

Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or to information which becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) Return of Property. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and, upon written request of the Company, shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company and its Affiliates then in the Executive’s possession or control.

(c) Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations during his employment and thereafter shall be paid a reasonable hourly fee determined by dividing his final Base Salary by 2080 (excluding, however, time actually spent testifying as a fact witnesses, for which he shall not be paid). All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

8. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for the twelve (12) months immediately following the termination of his employment (in the aggregate, the “Non-Competition Period”), the Executive shall not, without the express advance written permission of the Board (which permission may be granted or denied in the sole discretion of the Board), directly or indirectly, in any capacity, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete within the continental United States with the Company or any of its Affiliates for which the Executive has provided services or as to which he has had access to Confidential Information that would assist in competition against such Affiliate (collectively, the “Served Affiliates”). Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of the Served Affiliates as conducted or under consideration at any time during the Executive’s employment and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor, member of a board of directors or other governing board or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive, or is actively planning to become competitive, with the business of the Company or any of the Served Affiliates, as such business is conducted or in active planning during his employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of the Company or any of the Served Affiliates. For the purposes of this Section 8, the business of the Company and the Served Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of five percent (5%) or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during his employment with the Company, he will not, without the express advance written permission of the Board (which permission may be granted or denied in the sole discretion of the Board) undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) The Executive agrees that, during his employment and during the Non-Competition Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of the Served Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of the Served Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of the Served Affiliates; provided that these restrictions shall apply after termination of the Executive’s employment with the Company (y) only with respect to those Persons who are or have been a customer of the Company or any of the Served Affiliates at any time within the immediately preceding twelve month period or whose business has been solicited on behalf of the Company or any of the Served Affiliates by any of their officers, employees or agents within said twelve month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of the Served Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of the Served Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d) The Executive agrees that during his employment and during the Non-Competition Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of the Served Affiliates or seek to persuade any employee of the Company or any of the Served Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of the Served Affiliates to terminate or diminish its relationship with them. After termination of the Executive’s employment with the Company, an “employee” of the Company or any of its Affiliates or an “independent contractor providing services to the Company or any of its Affiliates” shall mean any Person who was such at any time within the twelve months immediately preceding the date of termination of the Executive’s employment with the Company.

9. Notification Requirement. During the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other relevant, non-privileged information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7 and 8 hereof.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Indemnification and Insurance. The Company shall indemnify the Executive to the extent provided for directors and officers generally under its then current Articles or By-Laws. In the event that the Company elects, in its discretion, to maintain any D&O or like insurance, the Executive shall be covered under such insurance to the same extent as other similarly situated executives. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company or any office or directorship held with the Company or any of its Affiliates.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Initial Public Offering” or “IPO” shall mean the occurrence of each of (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the common stock of Holdings, and (ii) the completion of a sale of such common stock thereunder, which sale results in (x) Holdings becoming a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (y) such Common Stock being traded on the New York Stock Exchange (“NYSE”) or the American Stock Exchange, or being quoted on the Nasdaq Stock Market or being traded or quoted on any other national stock exchange or securities system.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and, except as otherwise expressly provided in Section 5(e) hereof, shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board of Directors of PTHR Holdings, Inc., or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including without limitation that certain agreement captioned “Employment Agreement Term Sheet” dated as of May 23, 2006.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is an Ohio contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:		THE COMPANY
By:
Title:

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and other benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Panther II Transportation, Inc. (the “Company”) dated on or about May 23, 2006 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim, (ii) any right of indemnification that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of the Served Affiliates (as defined in the Agreement).

I hereby resign my membership on the board of directors of Panther Expedited Services, Inc. and all positions, offices and board memberships on any of the other Affiliates of the Company, effective as of the date my employment with the Company terminated.

I represent and warrant that I have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business (present or otherwise) of the Company and its Affiliates and all copies thereof and all other property of the Company and its Affiliates in my possession or control.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I have been advised in writing, in the Agreement, by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Marc Kramer, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019 or to such other address as the Company may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims on the date written below.

Signature:
Andrew Clarke

Date Signed: